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                                                                     Exhibit 5.1

                                McGuire Woods
                             Battle & Boothe LLP

                       The Army and Navy Club Building
                            1627 Eye Street, N.W.
                         Washington, D.C. 20006-4007
              Telephone/TTD (202) 857-1700   Fax (202) 857-1737


                                April 8, 1997





Microdyne Corporation
3601 Eisenhower Avenue
Alexandria, Virginia 22304


                Re:     Microdyne Corporation
                        Form S-3 Registration Statement

Gentlemen:

        We have examined the Registration Statement on Form S-3 (the "Registration Statement") to be filed by Microdyne Corporation, a Maryland corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, regarding 100,000 shares of the Company's common stock, $0.10 par value per share (the "Shares"). The Shares are being registered with the Securities and Exchange Commission on Form S-3 for the benefit of Galerie Nissl as selling stockholder with respect to previously issued and outstanding shares of the Company's common stock to be received on or shortly after the date hereof by Galerie Nissl pursuant to its private transaction with Philip T. Cunningham.

        Based upon our review of the Company's Articles of Incorporation and Bylaws and such other documents and records as we have deemed necessary, it is our opinion that the Shares are legally issued, fully paid and nonassessable shares of common stock of the Company.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                          Very truly yours,



                                          /s/ MCGUIRE WOODS BATTLE & BOOTHE LLP